UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 2, 2012

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2012, David C. Olsen resigned his position as Senior Vice President, Corporate Controller and Principal Accounting Officer of Insight Enterprises, Inc. (the "Company") to pursue other opportunities. In connection with his resignation, the Company and Mr. Olsen have reached an agreement, consistent with the terms of his employment agreement, regarding severance.

On March 2, 2012, the Company appointed Dana A. Leighty, age 47, to the position of Vice President and Principal Accounting Officer. Ms. Leighty has served as Vice President, SEC Reporting of the Company since October 2006 and is a Certified Public Accountant. She began her career in public accounting in 1987 with PricewaterhouseCoopers. The Company anticipates entering into an employment agreement with Ms. Leighty, pursuant to which she will receive the following compensation and benefits:

• an annual base salary of $213,000;
• participation in the 2012 cash incentive compensation plan, with a target incentive bonus of 35%;
• for 2012, a grant of restricted stock units with a value of $150,000 on the date of grant under the Company's 2007 Omnibus Plan, with 60% of the awards being subject to performance measures, increasing or decreasing with non-GAAP return on invested capital against budgeted non-GAAP return on invested capital, and vesting annually in three equal installments commencing with the first anniversary of the date of grant and 40% of the awards being subject to continued service and vesting annually in four equal installments commencing with the first anniversary of the date of grant;
• eligibility to participate in future equity-based compensation awards as available to similarly situated executives of the Company; and
• in the event of termination of employment without cause or in the event of a termination of employment following a change in control, a payment equal to her then current annual base salary and reimbursement for the actual cost of COBRA coverage for up to twelve months.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

March 2, 2012	By:	Glynis A. Bryan

Name: Glynis A. Bryan
Title: Chief Financial Officer